UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2018

CARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36279	75-3175693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Stamford Plaza 107 Elm Street, 9th Floor Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 406-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2018, Cara Therapeutics, Inc. (the “Company”) appointed Christopher Posner to its board of directors (the “Board”), by resolution of the Board to fill a vacancy created by the previously announced resignation of Dean Slagel. Mr. Posner’s term will expire at the Company’s 2019 Annual Meeting of Stockholders. Additionally, Mr. Posner was appointed to serve as a member of the audit committee and the compensation committee of the Board. There is no arrangement or understanding between Mr. Posner and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Posner and any of the Company’s other directors or executive officers.

Mr. Posner, age 49, has broad experience in commercial and marketing operations and product management at both large and specialty pharmaceutical companies, where he has focused on products for autoimmune, inflammatory and pain conditions, including Xeljanz® and Enbrel®. Since July 2017, he has been the Chief Executive Officer of LEO Pharma, Inc. US, a subsidiary of LEO Pharma A/S, a global healthcare company specializing in dermatology and critical care, including such conditions as psoriasis and atopic dermatitis. Prior to joining LEO, he was the Head of Worldwide Commercial Operations at R-Pharma-US, LLC, a specialty pharmaceutical company focused on oncology and chronic immune disorders, from 2014 until 2017. Previously, Mr. Posner held a variety of senior management positions in commercial and marketing operations at Bristol-Myers Squibb Company, Pfizer Inc., Wyeth Pharmaceuticals, Inc. and Endo Pharmaceuticals plc. Mr. Posner holds an M.B.A. from Fuqua School of Business, Duke University and a B.A. in Economics from Villanova University.

In accordance with the Company’s non-employee director compensation policy, Mr. Posner will receive an annual cash retainer of $40,000 for his service as a director, an additional annual cash retainer of $10,000 for his service as a member of the audit committee, and an additional annual cash retainer of $7,500 for his service as a member of the compensation committee. In addition, on August 2, 2018, Mr. Posner was awarded an initial option grant to purchase 35,000 common shares of the Company at an exercise price equal to $17.94, the closing price of the Company’s common stock as reported by The Nasdaq Global Market on that date. This option will vest over a period of three years, in three equal annual installments, from the date of Mr. Posner’s appointment to the Board.

The Company expects to enter into its standard indemnification agreement for directors with Mr. Posner, the form of which was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192230), filed with the Securities and Exchange Commission on January 17, 2014.

Item 8.01	Other Information.

In connection with the appointment of Mr. Posner to the Board as described in Item 5.02, on August 2, 2018, the Board reconstituted the standing committees of the Board as follows:

•	Audit Committee: Harrison M. Bains (chair); Christopher Posner; Martin Vogelbaum

•	Compensation Committee: Martin Vogelbaum (chair); Jeffrey L. Ives, Ph.D.; Christopher Posner

•	Nominating and Corporate Governance Committee: Martin Vogelbaum (chair); Jeffrey L. Ives, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARA THERAPEUTICS, INC.

By:	/s/ Mani Mohindru, Ph.D.
Mani Mohindru, Ph.D.
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: August 6, 2018